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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                    FORM 15

         Certification and Notice of Termination of Registration Under
            Section 12(g) of the Securities Exchange Act of 1934 or
             Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 0-9876

                               WEST ONE BANCORP
            (Exact name of registrant as specified in its charter)

                           101 S. Capitol Boulevard
                             Post Office Box 8247
                              Boise, Idaho  83733
                                (208) 383-7000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $1.00 par value
                             Share Purchase Rights
           (Title of each class of securities covered by this Form)

                                     None
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)     [x]         Rule 12h-3(b)(1)(ii) [ ]
    Rule 12g-4(a)(1)(ii)    [ ]         Rule 12h-3(b)(2)(i)  [ ]
    Rule 12g-4(a)(2)(i)     [ ]
    Rule 12g-4(a)(2)(ii)    [ ]         Rule 12h-3(b)(2)(ii) [ ]
    Rule 12h-3(b)(1)(i)     [ ]         Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date: None

Pursuant to the requirements of the Securities Exchange Act of 1934, U. S. Bancorp, the surviving corporation in the merger of West One Bancorp with and into U. S. Bancorp on December 26, 1995, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  January 10, 1996           By /s/ Sheryl W. Dawson
                                        Sheryl W. Dawson
                                        Assistant Secretary